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EXHIBIT 11

                            THE GYMBOREE CORPORATION
                         COMPUTATION OF INCOME PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

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

                                                                                   13 WEEKS ENDED                39 WEEKS ENDED
                                                                                   --------------                --------------
                                                                                 NOV. 3,       OCT. 29,       NOV. 3,      OCT. 29,
                                                                                  1996           1995          1996          1995
                                                                                  ----           ----          ----          ----
          NET INCOME                                                             $ 8,995       $ 7,032       $21,872       $17,603
                                                                                 =======       =======       =======       =======

          Weighted average number of shares outstanding during the period:

          Common Stock                                                            25,257        24,908        25,155        24,803

          Add incremental shares from assumed
           exercise of stock options and warrants                                    515           534           498           567
                                                                                 -------       -------       -------       -------

                                                                                  25,772        25,442        25,653        25,370
                                                                                 =======       =======       =======       =======

          PRIMARY NET INCOME PER SHARE                                           $  0.35       $  0.28       $  0.85       $  0.69
                                                                                 =======       =======       =======       =======


          Weighted average number of shares outstanding during the period:

          Common Stock                                                            25,257        24,908        25,155        24,803

           Add incremental shares from assumed
          exercise of stock options and warrants                                     576           533           622           569
                                                                                 -------       -------       -------       -------

          Weighted average common and common
           equivalent shares outstanding during
           the period                                                             25,834        25,441        25,777        25,372
                                                                                 =======       =======       =======       =======


          FULLY DILUTED NET INCOME PER SHARE                                     $  0.35       $  0.28       $  0.85       $  0.69
                                                                                 =======       =======       =======       =======
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